Exhibit 99.1

FOR IMMEDIATE RELEASE

FROM:	MSA (MSA Safety Incorporated) Ticker: MSA (NYSE) Media Relations Contact: Mark Deasy – (412) 559-8154 Investor Relations Contact: Larry De Maria – (917) 245-7463

MSA Safety to Acquire Autronica Fire and Security, a Leading Provider of Fire and Gas Detection and Alarm Systems

•
Acquisition expands MSA’s global fire and gas detection capabilities, strengthening MSA’s position as a total solution provider in critical infrastructure and high-hazard applications and expanding MSA’s total addressable market into a growing $3 billion+ market

•
With 2025 revenue of approximately $160 million, Autronica is highly complementary to MSA’s technology portfolio, enhancing MSA’s ability to participate earlier in project design and deliver fully integrated fire and gas safety solutions across mission-critical applications

•	Transaction valued at approximately $555 million, expected to be accretive to MSA adjusted EPS in year one; aligned with MSA’s Mission, Vision, and Accelerate strategy

PITTSBURGH, May 5, 2026 – MSA Safety Incorporated (NYSE: MSA), a global leader in the development of advanced industrial safety technology products and solutions that protect people and facility infrastructure, today announced it has entered into a definitive agreement to acquire Autronica Fire and Security (“Autronica”) for approximately $555 million.

Founded in 1957, Autronica is a designer, manufacturer, and supplier of fire detection, gas detection, and alarm systems. Autronica serves the critical infrastructure, energy, and maritime sectors. Based in Trondheim, Norway, Autronica employs approximately 500 employees globally.

"We are excited to welcome Autronica to the MSA Safety family," said Steve Blanco, MSA Safety President and CEO. "This acquisition accelerates our fixed detection growth strategy by adding a highly complementary, scaled fire and gas systems business. Autronica enhances our ability to participate earlier in project design and to deliver more integrated safety solutions across critical infrastructure, energy, and marine applications. The acquisition marks another key pillar of our Accelerate strategy, reinforcing our focus on expanding our detection platform and advancing our portfolio through strategic acquisitions,” he said.

"With Autronica’s strong technological expertise and leadership in fire and gas safety systems, we expect to leverage the combined portfolio to further enhance our ability to meet demanding customer safety requirements across high‑hazard and regulated environments," Mr. Blanco continued. "The combination positions MSA to expand into a large, growing addressable market supported by regulatory drivers, technical complexity, and long renewal cycles for mission‑critical assets. In addition, Autronica’s complementary geographic footprint enables both organizations to leverage regional strengths, expand global reach, and deliver greater value to customers worldwide. Autronica’s mission statement, zero loss of lives, is strategically aligned with MSA’s Mission, Vision and Values.”

Commenting on the transaction, Autronica CEO, Sindre Utne said, “Joining MSA Safety marks an exciting next step for Autronica. MSA’s leadership position in safety and detection technologies, its strong systems and solutions capabilities, and its long-standing customer relationships make it an ideal owner as we work to maximize our growth potential.” He added, “By leveraging MSA’s global market reach, distribution channels, and deep detection expertise, we see a significant opportunity to expand and combine our solution offering, deepen engagement with customers earlier in the project lifecycle, and extend our reach well beyond the installed base and the markets we serve.”

The transaction is expected to close in the third quarter of 2026, subject to customary closing conditions and regulatory approvals, and will be funded through a combination of cash on hand and borrowings under MSA’s existing credit facility. The acquisition is expected to be accretive to growth and margins, with synergies. Autronica is a capital-efficient business that generates significant free cash flow and is expected to be accretive to adjusted EPS in the first full year of ownership. In 2025, the company recorded approximately $160 million in sales with an adjusted EBITDA margin of approximately 20%.

BofA Securities is acting as exclusive financial advisor to MSA Safety, and Sidley Austin LLP is acting as legal advisor.

About MSA Safety

MSA Safety Incorporated (NYSE: MSA) is the global leader in advanced industrial safety technology products and solutions. Driven by its singular mission of safety, the Company has been at the forefront of safety innovation since 1914, protecting workers and facility infrastructure around the world across a broad range of diverse end markets while creating sustainable value for shareholders. With 2025 revenues of $1.9 billion, MSA Safety is headquartered in Cranberry Township, Pennsylvania and employs a team of approximately 5,300 associates across its more than 40 international locations. For more information, please visit www.MSASafety.com.

About Autronica

Autronica, headquartered in Trondheim, Norway, is a leading innovator and provider of fire and gas detection systems. Serving the maritime, oil & gas, infrastructure, and industrial sectors, Autronica’s mission is to protect life, environment, and property through cutting-edge safety technology and dependable service. For more information, please visit www.autronicafire.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information, certain matters discussed in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to all projections and anticipated levels of future performance, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about MSA's and Autronica's managements' future expectations, beliefs, goals, plans or prospects. Forward looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Any number of factors could cause actual results to differ materially from projections or forward looking statements, including without limitation the ability of MSA to successfully integrate Autronica's operations and employees, unexpected costs, changes or expenses resulting from the transaction, risks that the transaction disrupts the current plans and operations of MSA and Autronica, the ability to realize anticipated synergies, MSA's ability to successfully grow Autronica's business, potential adverse reactions or changes in business relationships resulting from the announcement of the transaction, the retention of key employees, global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations and the risks of doing business in foreign countries. A full listing of these risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission ("SEC"), including our most recent Form 10-K filed on February 12, 2026. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA's SEC filings are readily obtainable at www.sec.gov, as well as on its own investor relations website at http://investors.MSAsafety.com. MSA undertakes no duty to publicly update any forward-looking statements contained herein, except as required by law.

View original content to download multimedia: [link]

SOURCE MSA Safety

Media Relations Contact: Mark Deasy - (412) 559-8154

Investor Relations Contact: Larry De Maria - (917) 245-7463